Exhibit 99

Virginia Commerce Bancorp, Inc. Reports Strong Earnings Performance For
The Fourth Quarter And 2011 With Significant Asset Quality Progress

ARLINGTON, Va.--(BUSINESS WIRE)--January 24, 2012--Virginia Commerce Bancorp, Inc. (the “Company”), (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the “Bank”), today reported its financial results for the fourth quarter and year ended December 31, 2011.

Fourth Quarter 2011 Highlights

  Net income available to common stockholders of $5.4 million, representing a 65.1% increase over fourth quarter 2010
  Diluted earnings per common share up 54.5% to $0.17
  Total non-performing assets and loans past due 90+ days decreased $8.1 million during the quarter, a 14.5% sequential decrease to $47.8 million at 12/31/11
  Total troubled debt restructurings (“TDRs”) declined $19.4 million, a sequential reduction of 27.1% to $52.3 million at quarter-end

Year 2011 Highlights

  Net Income available to common stockholders of $21.8 million, a 31.8% increase as compared to $16.5 million for 2010
  Diluted earnings per common share up 24.6% to $0.71, as compared to $0.57 for 2010
  ROA of 0.95% and ROE of 10.23%
  Tangible common equity improved to 7.37% at 12/31/11, from 6.57% as of 12/31/10
  Total non-performing assets and loans past due 90+ days decreased 35.9% from $74.6 million as of 12/31/10 to $47.8 million at 12/31/11
  TDRs declined 49.2% from $103.0 million as of 12/31/10 to $52.3 million at 12/31/11

Peter A. Converse, President and Chief Executive Officer, commented, “The fourth quarter was an appropriate finish to a year of strong earnings performance and significant asset quality improvement. The highlights for both the quarter and 2011 speak for themselves. Quarterly and annual net income available to common stockholders increased markedly by 65.1% and 31.8% respectively, on a year-over-year basis. Continued meaningful progress in reducing problem assets in the fourth quarter resulted in a 35.9% decrease in non-performing assets and loans past due 90+ days and a 49.2% decrease in TDRs for the year. And despite net loans declining 1.4% during the year just ended, the marginal, sequential increase of 0.1% in the third quarter was followed by a sequential increase of 1.1% in the fourth quarter. As our loan production gains more momentum and the level of run-off abates, we are cautiously optimistic about generating more meaningful loan growth going forward.”

Converse continued, “We’re confident that overall performance will continue to improve, although margin pressure and heightened local competition could be inhibiting factors to the magnitude of progress. Nonetheless, we feel that anticipated earnings growth and problem asset resolution will enable us to gain regulatory approval to pay off TARP from earnings on an incremental basis, commencing with the end of the second quarter of 2012.”

SUMMARY REVIEW OF FINANCIAL PERFORMANCE

Net Income

For the three months ended December 31, 2011, the Company recorded net income of $6.7 million. After an effective dividend of $1.3 million to the U.S. Treasury on the Company’s TARP preferred stock, the Company reported net income to common stockholders of $5.4 million, or $0.17 per diluted common share in the fourth quarter of 2011, compared to net income to common stockholders of $3.3 million, or $0.11 in the fourth quarter of 2010. For the year ended December 31, 2011, the Company reported net income to common stockholders of $21.8 million, or $0.71 per diluted common share, compared to net income to common stockholders of $16.5 million, or $0.57 per diluted common share, in 2010. The year-over-year improvement in earnings was attributable to higher net interest income, higher non-interest income and significantly lower provisions for loan losses. The higher net earnings reported for the year ended December 31, 2011, were largely attributable to higher net interest income, lower non-interest expense and significantly lower provisions for loan losses.

Adjusted operating earnings for the three months ended December 31, 2011, were $13.8 million, down $1.2 million, or 8.0%, compared to $15.0 million for the three months ended December 31, 2010. On a sequential basis, adjusted operating earnings were down $537 thousand for the three months ended December 31, 2011. The Company’s adjusted operating earnings for the fourth quarter 2011 compare unfavorably to its adjusted operating earnings for the third quarter of 2011 and the fourth quarter of 2010 primarily due to improvements to the Company’s provisions for loan losses and losses on other real estate owned during the fourth quarter of 2011. The Company calculates adjusted operating earnings by excluding taxes, provisions for loan losses, losses on other real estate owned, gains on sale of securities, and impairment losses on securities from net income.

Asset Quality and Provisions For Loan Losses

Provisions for loan losses were $3.6 million for the quarter ended December 31, 2011, compared to $7.1 million in the same period in 2010, with total net charge-offs of $4.3 million in the fourth quarter of 2011 versus $7.4 million for the same period a year ago. For the year ended December 31, 2011, provisions for loan losses totaled $14.8 million compared to $20.6 million in 2010, with 2011 net charge-offs of $28.6 million, up from $23.3 million in 2010, as the Company continued to reduce its non-performing loan balances. Charge-offs during the quarter included a $253 thousand partial write-down of a commercial real estate loan to reduce the book balance to estimated liquidation value, a $1.2 million write-down to facilitate the sale of a note secured by residential townhouses and lots, a $2.4 million write-down for a loan secured by a neighborhood shopping center prior to implementing a deed-in-lieu of foreclosure, a charge-off of $128 thousand following final liquidation of a bankruptcy estate, and charge-offs of $301 thousand in commercial and industrial (“C&I”) loans and $567 thousand in loans secured by five residential properties. Charge-offs for the quarter of $3.6 million were supported by specific reserves.

Total non-performing assets and loans 90+ days past due declined 35.9% from $74.6 million at December 31, 2010, to $47.8 million at December 31, 2011, and decreased $8.1 million sequentially, from $55.9 million at September 30, 2011. The Company’s sequential improvement in non-performing assets and loans 90+ days past due was facilitated by $5.4 million in charge-offs and write-downs of other real estate owned, $9.7 million in proceeds from the sale of non-performing loans or other real estate owned, $2.5 million in upgrades of loans to performing status and $1.8 million in loan payments partially offset by additions to non-performing assets and loans 90+ days past due of $11.4 million.

Non-performing loans continue to be concentrated in residential and commercial construction and land development loans in outer sub-markets hardest hit by the residential downturn and commercial and consumer credits experiencing the after shocks in sub-contracting businesses and workforce employment. Overall, as of December 31, 2011, $24.0 million, or 62.2%, of non-performing loans represented acquisition, development and construction (“ADC”) loans, $7.0 million, or 18.3%, represented loans on one-to-four family residential properties, $2.0 million, or 5.2%, represented non-farm, non-residential loans, and $5.0 million, or 13.0%, represented C&I loans. As of December 31, 2011, the allowance for loan losses represented 2.24% of total loans, down from 2.30% at September 30, 2011, with such allowance covering 125.4% of total non-performing loans.

Included in the loan portfolio at December 31, 2011, are loans classified as troubled debt restructurings (“TDRs”) totaling $52.3 million, a sequential reduction of 27.1%, or $19.4 million, from $71.7 million at September 30, 2011. Year-over-year, TDRs decreased 49.2% from $103.0 million at December 31, 2010, to the $52.3 million as of December 31, 2011. TDRs are performing, accruing loans that represent relationships for which a modification to the contractual interest rate or repayment structure has been granted to address a financial hardship. These loans make up 2.5% of the total loan portfolio at December 31, 2011, and represent $19.7 million in ADC loans, $21.4 million in non-farm, non-residential real estate loans, $7.1 million in C&I loans and $4.0 million in one-to-four family residential loans. At December 31, 2011, 20.1% of the Company’s TDRs were reviewable TDRs and 79.9% were permanent TDRs. Reviewable TDRs are loans that have been restructured at or will return to a market rate of interest and can include a temporary interest rate modification, partial deferral of interest or principal or an extension of term. They can return to performing status upon six months of on-time payments following the return to a market rate of interest, but only in the fiscal year following the year of restructure. Permanent TDRs are loans that have been restructured and include a permanent interest rate reduction. They remain in a TDR status until the loan is paid off. The sequential reduction in TDRs was attributable to payoffs, sales proceeds and principal curtailments of $7.2 million, upgrades to performing status of $10.1 million of reviewable TDRs, and charge-offs of loans sold or settled of $2.9 million, which were partially offset by $793 thousand of new TDR additions.

Net Interest Income

Net interest income of $27.1 million for the fourth quarter of 2011 was down just $9 thousand, or essential flat compared to the same quarter last year, with the net interest margin decreasing from 3.96% in the fourth quarter of 2010 to 3.78% for the fourth quarter 2011. Interest expense decreased $1.8 million for the quarter ended December 31, 2011, from the same period in 2010 and decreased $8.5 million for the year ended December 31, 2011, compared to 2010. The Company expects that interest expense will decline further in the first quarter of 2012 due to further decreases to interest rates on transaction accounts and time deposits during the fourth quarter of 2011 and into early 2012. Reductions in interest expense mostly offset the decrease in interest and fee income of $1.8 million for the three months ended December 31, 2011, as compared to the same period in 2010. Interest and fee income decreased $7.0 million for the year ended December 31, 2011, as compared to 2010. The decline in interest and fee income from 2010 to 2011 is mainly attributable to lower yielding loans and decreases in average outstanding loan balances of $65.8 million for the three months and $83.1 million for the year ended December 30, 2011, as compared to the same periods in 2010. During 2012, the yield on loans is anticipated to decline 20 to 30 basis points as competition for new loans continues to intensify and as maturing loans are replaced by lower yielding assets. At the same time, some small improvement is expected in the yield on investment portfolio securities as the refinance activity of the fourth quarter of 2011 and expected activity slows in early 2012. Stabilization in repayment speeds of some existing mortgage pass-through investments, many of which were purchased at a premium, will improve the overall yield for securities. Net interest income for 2011 of $106.8 million was up 1.4%, compared to $105.3 million in 2010. On a sequential basis, the net interest margin was down seven basis points to 3.78%, due primarily to decreased average loans and higher balances in lower earning assets during the fourth quarter of 2011. The increase in the net interest margin for the year ended December 31, 2011, compared to the same period in 2010, was primarily driven by lower deposit costs due to significantly increased levels of demand deposits and lower interest rates on interest-bearing transaction accounts and time deposits. Management anticipates the net interest margin will range between 3.75% and 3.90% for the year.

Non-Interest Income

For the three months ended December 31, 2011, the Company recognized $2.5 million in non-interest income, compared to $2.8 million for the three months ended December 31, 2010. For the year ended December 31, 2011, the Company recognized non-interest income of $8.1 million compared to $7.6 million for the same period in 2010. Non-interest income for the fourth quarter of 2011 was down $348 thousand, or 12.3%, compared to the fourth quarter of 2010, primarily due to lower fees and net gains on loans held-for-sale which decreased $577 thousand, from $1.7 million in the fourth quarter of 2010 to $1.1 million in the same period of 2011. In the fourth quarter of 2010, non-interest income included a $128 thousand impairment loss on securities. There was no impairment loss on securities in the fourth quarter of 2011. Impairment loss on securities was $1.6 million for the year ended December 31, 2010, which decreased to $732 thousand for 2011.

Non-Interest Expense

Non-interest expense decreased $452 thousand, or 2.8%, from $16.3 million in the fourth quarter of 2010, to $15.9 million in the fourth quarter of 2011, and was down $1.4 million, or 2.3%, from $61.1 million for the year ended December 31, 2010, to $59.7 million in 2011. Included in non-interest expenses are salaries and employee benefits which increased $660 thousand, or 9.8%, in the fourth quarter of 2011 when compared to the fourth quarter of 2010, and $2.1 million, or 8.4%, for the year ending December 31, 2011, compared to 2010. FDIC insurance expenses declined $363 thousand, or 27.4%, in the fourth quarter and $922 thousand, or 17.5%, for the year compared to 2010. The declines in FDIC insurance premiums during 2011 were primarily due to changes to how the FDIC calculates deposit insurance assessments. Most significant to the decline in non-interest expense in both periods is the decline in losses on other real estate owned. This expense declined $1.2 million in the fourth quarter of 2011 when compared to the fourth quarter of 2010, and declined $2.8 million for 2011 from 2010. The improvement in this item reflects improvement in the overall real estate market in the Company’s service area, as the Company has been able to sell other real estate owned properties at higher valuations. The Company’s adjusted efficiency ratio declined slightly from 49.8% for the year ended December 31, 2010, to 50.4% for 2011.

Investment Securities

Investment securities increased $213.2 million, or 51.8%, year-over-year to $625.0 million at December 31, 2011, and were up $22.4 million sequentially from September 30, 2011. U.S. Government agency securities, including mortgage-backed securities (MBS) and collateralized mortgage obligations (CMOs) comprised a majority of the increases. The portfolio contains four pooled trust preferred securities with a book value of $5.5 million, for which the Bank performs a quarterly analysis for other than temporary impairment due to significantly depressed current market quotes. The analysis includes stress tests on the underlying collateral and cash flow estimates based on the current and projected future levels of deferrals and defaults within each pool. Since the first quarter of 2009, the Bank has recorded an aggregate impairment loss of $4.2 million on three of the four pools. There was no recorded impairment loss for the fourth quarter of 2011. The increase of $213.2 million in investment securities was due to investing excess funds provided by increases in deposits, repurchase agreements and stockholder’s equity, combined with the run-off of loan balances and funds provided by the decrease in other asset balances. Investments were made in short-term, pass-through securities, with an average life of three to four years or less. This strategy positions the Bank to maintain a constant flow of funds to support future loan growth and to provide repricing opportunities if rates begin to rise.

Loans

Loans, net of allowance for loan losses, decreased $29.3 million, or 1.4%, from $2.15 billion at December 31, 2010, to $2.12 billion at December 31, 2011. Commercial loans increased $33.8 million, or 15.5%, while non-farm, non-residential real estate loans decreased $5.9 million, or 0.5%, one-to-four family residential real estate loans decreased $28.0 million, or 7.0%, and ADC loans decreased $38.2 million, or 10.5%. Sequentially, net loans were up $23.2 million, or 1.1%, with declines in one-to-four family residential loans of $13.6 million, or 3.5%, offset by growth of $22.7 million, or 9.9%, in C&I loans, $4.0 million, or 5.6%, in multi-family residential loans, $2.7 million, or 0.9%, in ADC loans and $6.6 million, or 0.6%, in non-farm, non-residential loans. During the first three quarters of 2011 year-over-year loan production was negatively impacted by a lower demand for credit in both the business and consumer sectors as cautious borrowers awaited clearer economic signs. Additionally, run-off in both commercial and residential mortgage loans due to aggressive interest rate competition and a strategic decision to restrict ADC lending and focus on greater portfolio diversification as well as deposit generation and non-credit products had a dampening effect on the Company’s loan portfolio. Lending efforts during 2011 were directed toward building greater market share in commercial lending, including non-farm, non-residential owner-occupied real estate loans, and particularly in sectors forecast for growth, such as government contract lending, professional practices, associations and select service industries, with strategic hiring, marketing campaigns and calling efforts. The sequential loan growth in the fourth quarter reflects progress in executing this strategy.

Deposits

For the year ended December 31, 2011, deposits increased $45.0 million, or 2.0%, to $2.29 billion, with demand deposits increasing $73.2 million, or 27.6%, savings and interest-bearing demand deposits decreasing by $27.7 million, or 2.3%, and time deposits falling $516 thousand, or 0.07%. Compared to September 30, 2011, deposits declined $76.8 million, or 3.2%, with demand deposits decreasing by $51.6 million, or 13.3%, savings and interest-bearing demand accounts declining $13.8 million, or 1.2%, and time deposits decreasing by $11.4 million, or 1.4%. The sequential decline in demand and total deposits was due to a temporary influx of approximately $71.0 million in demand deposits late in the late third quarter from a longstanding client. Although that funding did not flow back out in the fourth quarter of 2011 as expected, the client shifted its balances to repurchase agreements, with ultimate withdrawal of this client’s excess funds now expected to occur by early in the second quarter. Demand deposit growth remains the top deposit priority, with the increase in demand deposits primarily due to the successful efforts of the Company’s team of eight business development officers, who are focused on acquisition and retention of commercial operating funds, treasury management services and other related cross-sales.

Capital Levels and Stockholders’ Equity

On March 31, 2011, the Company issued 426,000 shares of its common stock at a price of $5.87 per share in a registered direct placement with a Company director for total gross proceeds of approximately $2.5 million. In addition, the Company issued to the investor, warrants exercisable for shares of common stock, which, if fully exercised, would provide an additional $4.8 million in gross proceeds to the Company. The warrants each have an exercise price of $5.62 per share. The Series A warrants, exercisable for a total of 426,000 shares of common stock, are exercisable for a period of seven-months following the closing date. The Series B warrants, also exercisable for a total of 426,000 shares of common stock, are exercisable for a period of twelve months following the closing date. The 426,000 Series A warrants were exercised in full within the stipulated seven-month period. As of December 31, 2011, no Series B warrants had been exercised.

On September 29, 2010, the Company issued 1,904,766 shares of its common stock at a price of $5.25 per share in a registered direct placement with several institutional investors for total gross proceeds of $10.0 million. In addition, the Company issued to the investors warrants exercisable for shares of common stock. The warrants each have an exercise price of $6.00 per share, which represents a 14.3% premium to the offering price of the shares of common stock sold in the registered direct placement. The Series A warrants were exercisable through April 30, 2011, and 130,851 were exercised as of that date. The 952,383 Series B warrants originally were to expire on September 29, 2011, but on September 27, 2011, the expiration date of 904,764 of the Series B Warrants was extended to January 27, 2012, with 47,619 warrants having been exercised prior to the warrant extension. Following the extension, in the fourth quarter, an additional 47,619 Series B warrants were exercised. As of December 31, 2011, 857,145 of the Series B warrants remained outstanding.

Stockholders’ equity increased $38.2 million, or 15.5%, from $245.6 million at December 31, 2010, to $283.8 million at December 31, 2011, with approximately $6.2 million in net proceeds from the above referenced stock issuances, net income to common stockholders of $21.8 million over the twelve-month period, a $7.4 million increase in other comprehensive income related to the investment securities portfolio, $1.7 million in the accretion of the discount on preferred stock and $1.1 million in proceeds and tax benefits related to the exercise of options by the Company’s directors and officers, and stock option expense credits. As a result of these changes, the Company’s Tier 1 capital ratio increased from 13.20% at December 31, 2010, to 14.43% at December 31, 2011, its total qualifying capital ratio increased from 14.45% to 15.68% and its tangible common equity ratio increased from 6.57% to 7.37%. Sequentially, the Company’s Tier 1 and total qualifying capital ratios are each down 3 basis points due to lower levels of risk-weighted assets, and its tangible common equity ratio is up 28 basis points due to increases in equity during the fourth quarter of 2011.

CONFERENCE CALL

The Company will host a teleconference call for the financial community on January 24, 2012, at 11:00 a.m. Eastern Standard Time to discuss the fourth quarter 2011 financial results. The public is invited to listen to this conference call by dialing 866-261-3182 at least 10 minutes prior to the call.

A replay of the conference call will be available from 2:00 p.m. Eastern Standard Time on January 24, 2012, until 11:59 p.m. Eastern Standard Time on January 31, 2012. The public is invited to listen to this conference call replay by dialing 888-266-2081 and entering access code 1564775.

ABOUT VIRGINIA COMMERCE BANCORP, INC.

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank, a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-eight branch offices, one residential mortgage office and one wealth management services office, principally to individuals and small-to-medium size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

NON-GAAP PRESENTATIONS

The Company prepares its financial statements under accounting principles generally accepted in the United States, or “GAAP”. However, this press release also refers to certain non-GAAP financial measures that we believe, when considered together with GAAP financial measures, provide investors with important information regarding our operational performance. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Adjusted operating earnings is a non-GAAP financial measure that reflects net income excluding taxes, loan loss provisions, gains or losses on other real estate owned, impairment losses on securities and gain on sale of securities. These excluded items are difficult to predict and we believe that adjusted operating earnings provides the Company and investors with a valuable measure of the Company’s operational performance and a valuable tool to evaluate the Company’s financial results. Calculation of adjusted operating earnings for the three months ended December 31, 2011, December 31, 2010, and September 30, 2011 is as follows:

	Three Months Ended		Three Months
	December 31,		Ended
			September 30,
(in thousands)	2011	2010	2011

Net Income	$6,722	$4,542	$6,566
Adjustments to net income:
Provision for loan losses	3,639	7,056	3,933
Loss on other real estate owned	62	1,233	546
Impairment loss on securities	--	128	--
Gain on sale of securities	--	--	--
Provision for income taxes	3,362	2,030	3,277

Adjusted Operating Earnings	$13,785	$14,989	$14,322

The adjusted efficiency ratio is a non-GAAP financial measure that is computed by dividing non-interest expense, excluding gains or losses on other real estate owned, by the sum of net interest income on a tax equivalent basis and non-interest income before impairment losses on securities, gain on sale of securities and death benefits received from bank owned life insurance. We believe that this measure provides investors with important information about our operating efficiency. Comparison of our adjusted efficiency ratio with those of other companies may not be possible because other companies may calculate the adjusted efficiency ratio differently. Calculation of the adjusted efficiency ratio for the three months and twelve months ended December 31, 2011 and December 31, 2010 is as follows:

	Three Months Ended		Twelve Months Ended
(in thousands)	December 31,		December 31,
	2011	2010	2011	2010
Summary Operating Results:
Non-interest expense	$15,852	$16,304	$59,715	$61,110
Loss on other real estate owned	62	1,233	1,084	3,924
Adjusted non-interest expense	$15,790	$15,071	$58,631	$57,186

Net interest income	27,102	27,111	106,802	105,329
Non-interest income	2,473	2,821	8,145	7,621
Impairment loss on securities	--	128	732	1,647
Gain on sale of securities	--	--	(503)	(139)
Death benefits received from bank owned life insurance	--	--	(361)	(1,045)

Total (1)	$29,575	$30,060	$114,815	$113,413

Efficiency Ratio, adjusted	52.8%	49.5%	50.4%	49.8%
(1)	Tax Equivalent Income of $29,935 for the three months ended December 31, 2011 and $116,330 for the twelve months ended December 31, 2011. Tax Equivalent Income of $30,447 for the three months ended December 31, 2010 and $114,803 for the twelve months ended December 31, 2011.

The tangible common equity ratio is a non-GAAP financial measure representing the ratio of tangible common equity to tangible assets. Tangible common equity and tangible assets are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible common equity for the Company by excluding the balance of intangible assets and outstanding preferred stock issued to the U.S. Treasury from total stockholders’ equity. We calculate tangible assets by excluding the balance of intangible assets from total assets. We had no intangible assets for the periods presented. We believe that this is consistent with the treatment by regulatory agencies, which exclude intangible assets from the calculation of regulatory capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-GAAP financial measures are supplemental and are not substitutes for an analysis based on a GAAP measure. As other companies may use different calculations for non-GAAP measures, our presentation may not be comparable to other similarly titled measures reported by other companies. Calculation of the Company’s tangible common equity ratio as of December 31, 2011, December 31, 2010, September 30, 2011, and June 30, 2011 is as follows:

(in thousands)	As of December 31,		Sept 30,	June 30,
	2011	2010	2011	2011
Tangible common equity:
Total stockholders’ equity	$283,771	$245,594	$275,546	$267,124

Less:
Outstanding TARP senior preferred stock	67,195	65,445	66,794	66,334
Intangible assets	--	--	--	--
Tangible common equity	$216,576	$180,149	$208,752	$200,790

Total tangible assets	$2,938,518	$2,741,648	$2,942,323	$2,797,775

Tangible common equity ratio	7.37%	6.57%	7.09%	7.18%

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies, including but not limited to our outlook on earnings, including our future net interest margin, and statements regarding asset quality, our loan and investment security portfolios, our deposit portfolio and anticipated changes to our deposit costs and balances, projected growth, capital position, capital strategies, our plans regarding and expected future levels of our non-performing assets, business opportunities in our markets, and general economic conditions. When we use words such as “may”, “will”, “anticipates”, “believes”, “expects”, “plans”, “estimates”, “potential”, “continue”, “should”, and similar words or phrases, you should consider them as identifying forward-looking statements. These forward-looking statements are not guarantees of future performance. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this release and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance. For additional information regarding factors that could affect the Company's operations and results, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and other reports filed with and furnished to the Securities and Exchange Commission.

Virginia Commerce Bancorp, Inc.
Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2011	2010	% Change	2011	2010	% Change
Summary Operating Results:
Interest and dividend income	$35,286	$37,106	-4.9%	$141,844	$148,826	-4.7%
Interest expense	8,184	9,995	-18.1%	35,042	43,497	-19.4%
Net interest income	27,102	27,111	0.0%	106,802	105,329	1.4%
Provision for loan losses	3,639	7,056	-48.4%	14,849	20,594	-27.9%
Non-interest income	2,473	2,821	-12.3%	8,145	7,621	6.9%
Non-interest expense	15,852	16,304	-2.8%	59,715	61,110	-2.3%
Income before income taxes	10,084	6,572	53.4%	40,383	31,246	29.2%
Net income	$6,722	$4,542	48.0%	$27,090	$21,540	25.8%
Effective dividend on preferred stock	1,288	1,251	3.0%	5,300	5,003	6.0%
Net income available to common stockholders	$5,434	$3,291	65.1%	$21,790	$16,537	31.8%

Performance Ratios:
Return on average assets	0.90%	0.64%		0.95%	0.77%
Return on average equity	9.52%	7.26%		10.23%	9.22%
Net interest margin	3.78%	3.96%		3.91%	3.90%
Efficiency ratio, adjusted	52.75%	49.50%		50.40%	49.81%

Per Share Data:
Earnings per common share-basic	$0.18	$0.11	63.6%	$0.73	$0.60	21.7%
Earnings per common share-diluted	$0.17	$0.11	54.5%	$0.71	$0.57	24.6%
Average number of shares outstanding:
Basic	30,212,021	28,936,750		29,720,985	27,603,741
Diluted	31,575,158	30,013,335		30,897,811	28,875,993

	As of December 31,
	2011	2010	% Change		09/30/11	6/30/11
Selected Balance Sheet Data:
Loans, net	$2,120,291	$2,149,591	-1.4%		$2,097,042	$2,094,949
Investment securities	624,956	411,761	51.8%		602,565	511,052
Assets	2,938,518	2,741,648	7.2%		2,942,323	2,797,775
Deposits	2,292,158	2,247,201	2.0%		2,368,939	2,253,742
Stockholders’ equity	283,771	245,594	15.5%		275,546	267,124
Book value per common share	$7.17	$6.22	16.7%		$7.03	$6.77

Capital Ratios (% of risk weighted assets):
Tier 1 capital:
Company	14.43%	13.20%			14.46%	14.35%
Bank	14.10%	12.87%			14.17%	13.99%
Total qualifying capital:
Company	15.68%	14.45%			15.71%	15.60%
Bank	15.35%	14.12%			15.42%	15.24%
Tier 1 leverage:
Company	11.61%	11.07%			11.60%	11.67%
Bank	11.36%	10.86%			11.39%	11.41%
Tangible common equity:
Company	7.37%	6.57%			7.09%	7.18%

	As of December 31,		As of
(Dollars in thousands)	2011	2010	09/30/11	6/30/11

Asset Quality:
Non-performing assets:
Non-accrual loans:
Commercial	$5,005	$3,719	$5,486	$4,932
Real estate-one-to-four family residential:
Permanent first and second	3,912	5,285	1,960	1,982
Home equity loans and lines	3,142	1,529	3,051	2,990
Total real estate-one-to-four family residential	$7,054	$6,814	$5,011	$4,972
Real estate-multi-family residential	476	--	486	495
Real estate-non-farm, non-residential:
Owner-occupied	1,999	8,942	3,689	6,516
Non-owner-occupied	--	4,114	3,878	7,831
Total real estate-non-farm, non-residential	$1,999	$13,056	$7,567	$14,347
Real estate-construction:
Residential-builder	18,479	27,189	20,181	25,393
Commercial	5,505	6,361	6,083	8,586
Total real estate-construction	$23,984	$33,550	$26,264	$33,979
Consumer	18	19	22	18
Total non-accrual loans	38,536	57,158	44,836	58,743
OREO	8,925	17,165	10,377	14,690
Total non-performing assets	$47,461	$74,323	$55,213	$73,433

Loans 90+ days past due and still accruing:
Commercial	$--	$--	$89	$--
Real estate-one-to-four family residential:
Permanent first and second	71	--	--	--
Home equity loans and lines	250	242	--	--
Total real estate-one-to-four family residential	$321	$242	$--	$--
Real estate-multi-family residential	--	--	--	--
Real estate-non-farm, non-residential:
Owner-occupied	--	--	--	--
Non-owner-occupied	--	--	--	350
Total real estate-non-farm, non-residential	$--	$--	$--	$350
Real estate-construction:
Residential-owner-occupied	--	--	--	393
Residential-builder	--	--	574	564
Commercial	--	--	--	--
Total real estate-construction	$--	$--	$574	$957
Consumer	11	--	--	--
Total loans 90+ days past due and still accruing	$332	$242	$663	$1,307

Total non-performing assets and past due loans	$47,793	$74,565	$55,876	$74,740

Troubled debt restructurings	$52,264	$102,996	$71,686	$81,070

Non-performing assets
to total loans:	2.18%	3.36%	2.57%	3.41%
to total assets:	1.62%	2.71%	1.88%	2.62%
Non-performing assets and past due loans
to total loans:	2.20%	3.37%	2.60%	3.47%
to total assets:	1.63%	2.72%	1.90%	2.67%
Allowance for loan losses to total loans	2.24%	2.82%	2.30%	2.47%
Allowance for loan losses to non-performing loans	125.37%	108.79%	108.58%	88.62%

Total allowance for loan losses	$48,729	$62,442	$49,405	$53,217

	As of December 31,		As of
(Dollars in thousands)	2011	2010	09/30/11	6/30/11

Loans 30 to 89 days past due
Commercial	$1,259	$2,622	$671	$1,812
Real estate-one-to-four family residential:
Permanent first and second	3,548	4,109	1,761	2,815
Home equity loans and lines	390	2,605	99	339
Total real estate-one-to-four family residential	$3,938	$6,714	$1,860	$3,154
Real estate-multi-family residential	--	--	--	--
Real estate-non-farm, non-residential:
Owner occupied	1,008	1,909	3,582	4,908
Non-owner-occupied	6,063	--	6,072	4,688
Total real estate-non-farm, non-residential	$7,071	$1,909	$9,654	$9,596
Real estate-construction:
Residential-owner-occupied	--	--	--	--
Residential-builder	761	--	573	574
Commercial	--	--	--	--
Total real estate-construction	$761	$--	$573	$574
Consumer	105	--	43	35
Farmland	--	347	--	--
Total loans 30 to 89 days past due	$13,134	$11,592	$12,801	$15,171

	For twelve months ended December 31,		For nine months ended	For six months ended
	2011	2010	09/30/11	6/30/11

Net charge-offs
Commercial	$1,685	$4,903	$1,559	$869
Real estate-one-to-four family residential:
Permanent first and second	2,327	3,402	2,101	1,777
Home equity loans and lines	1,049	254	769	766
Total real estate-one-to-four family residential	$3,376	$3,656	$2,870	$2,543
Real estate-multi-family residential	--	1,050	--	--
Real estate-non-farm, non-residential:
Owner-occupied	(142)	2,663	171	52
Non-owner-occupied	8,899	2,540	6,267	4,577
Total real estate-non-farm, non-residential	$8,757	$5,203	$6,438	$4,629
Real estate-construction:
Residential-owner-occupied	(38)	324	--	--
Residential-builder	7,042	8,077	5,796	1,830
Commercial	7,622	(233)	7,494	6,595
Total real estate-construction	$14,626	$8,168	$13,290	$8,425
Consumer	118	325	90	36
Farmland	--	--	--	--
Total net charge-offs	$28,562	$23,305	$24,247	$16,502
Net charge-offs to average loans outstanding	1.31%	1.03%	1.11%	0.75%

Total provision for loan losses	$14,849	$20,594	$11,210	$7,277

Troubled Debt Restructurings (TDRs) -
By Loan Type
As of December 31, 2011	Reviewable TDRs			Permanent TDRs			Total TDRs
(Dollars in thousands)	# of		As % of	# of		As % of	# of		As % of
	Loans	Balance	Balance	Loans	Balance	Balance	Loans	Balance	Balance
Loan Type:
Commercial	1	$458	4.4%	6	$6,677	16.0%	7	$7,135	13.7%
Real estate-one-to-four family residential:
Permanent first and second	11	3,974	37.8%	--	--	0.0%	11	3,974	7.6%
Home equity loans and lines	--	--	0.0%	--	--	0.0%	--	--	0.0%
Total real estate-one-to-four family residential	11	$3,974	37.8%	--	--	0.0%	11	$3,974	7.6%
Real estate-multi-family residential	--	--	0.0%	--	--	0.0%	--	--	0.0%
Real estate-non-farm, non-residential:
Owner-occupied	2	1,154	11.0%	1	2,739	6.6%	3	3,893	7.4%
Non-owner-occupied	3	4,456	42.3%	4	13,069	31.3%	7	17,525	33.5%
Total real estate-non-farm, non-residential	5	$5,610	53.3%	5	$15,808	37.9%	10	$21,418	40.9%
Real estate-construction:
Residential-owner-occupied	--	--	0.0%	--	--	0.0%	--	--	0.0%
Residential-builder	--	--	0.0%	3	4,207	10.1%	3	4,207	8.0%
Commercial	1	465	4.4%	4	15,056	36.0%	5	15,521	29.7%
Total real estate-construction	1	$465	4.4%	7	$19,263	46.1%	8	$19,728	37.7%
Consumer	1	$9	0.1%	--	--	0.0%	1	$9	0.1%
Farmland	--	--	0.0%	--	--	0.0%	--	--	0.0%
Total	19	$10,516	100.0%	18	$41,748	100.0%	37	$52,264	100.0%

Troubled Debt Restructurings (TDRs) -
By Quarterly Review / Maturity Date
As of December 31, 2011	Reviewable TDRs			Permanent TDRs			Total TDRs
(Dollars in thousands)	# of		As % of	# of		As % of	# of		As % of
	Loans	Balance	Balance	Loans	Balance	Balance	Loans	Balance	Balance
Review / Maturity by Quarter:
2011
4th Quarter*	--	--	0.0%	4	5,385	12.9%	4	5,385	10.3%
2012
1st Quarter	8	5,329	50.7%	--	--	0.0%	8	5,329	10.2%
2nd Quarter	5	2,916	27.7%	--	--	0.0%	5	2,916	5.6%
3rd Quarter	2	869	8.3%	--	--	0.0%	2	869	1.7%
4th Quarter	1	95	0.9%	5	11,414	27.3%	6	11,509	22.0%
Total 2012:	16	$9,209	87.6%	5	$11,414	27.3%	21	$20,623	39.5%
2013
1st Quarter	2	1,240	11.8%	--	--	0.0%	2	1,240	2.4%
2nd Quarter	--	--	0.0%	--	--	0.0%	--	--	0.0%
3rd Quarter	1	67	0.6%	--	--	0.0%	1	67	0.1%
4th Quarter	--	--	0.0%	3	3,874	9.3%	3	3,874	7.4%
Total 2013:	3	$1,307	12.4%	3	$3,874	9.3%	6	$5,181	9.9%
2014 & beyond	--	--	0.0%	6	$21,075	50.5%	6	$21,075	40.3%
Total Loans	19	$10,516	100.0%	18	$41,748	100.0%	37	$52,264	100.0%

*As of 12/31/2011, four permanent TDR loans with aggregate balances of $5.4 million were matured. All four loans have subsequently been approved for extensions, with settlements anticipated to occur within 30 days of year end.

Troubled Debt Restructurings (TDRs) Migration by Quarter
As of December 31, 2011 (Dollars in thousands)	4/1/09 to 6/30/09	7/1/09 to 9/30/09	10/1/09 to 12/31/09	1/1/10 to 3/31/10	4/1/10 to 6/30/10	7/1/10 to 9/30/10	10/1/10 to 12/31/10
Period Beginning Balance	--	$33,309	$37,425	$71,885	$80,993	$96,976	$105,617

Additions:
New Loans Added	$33,309	$5,226	$37,663	$23,477	$21,720	$12,698	$12,377
Loan Advances	--	974	348	219	472	220	531
Subtotal Additions:	$33,309	$6,200	$38,011	$23,696	$22,192	$12,918	$12,908

Deductions:
Sales Proceeds	--	$944	$1,783	$1,218	$761	--	$125
Payments	--	317	174	50	1,202	1,138	433
Reviews	--	--	229	75	3,714	2,468	--
Upgrades	--	--	--	--	--	--	11,000
Partial C/Os w/Continuing TDRs	--	--	--	--	--	--	--
Charge-offs w/Loans Sold or Settled	--	--	56	--	--	--	--
Transfers to NPA	--	823	1,309	13,245	532	671	3,971
Subtotal Deductions:	--	$2,084	$3,551	$14,588	$6,209	$4,277	$15,529

Net Increase / (Decrease)	$33,309	$4,116	$34,460	$9,108	$15,983	$8,641	($ 2,621)

% Increase / (Decrease) from Preceding Period		12.4%	92.1%	12.7%	19.7%	8.9%	(2.5%)

Period Ended Balance	$33,309	$37,425	$71,885	$80,993	$96,976	$105,617	$102,996

	1/1/11 to 3/31/11	4/1/11 to 6/30/11	7/1/11 to 9/30/11	10/1/11 to 12/31/11	TOTAL
Period Beginning Balance	$102,996	$91,876	$81,070	$71,686

Additions:
New Loans Added	$3,188	$116	$984	$753	$151,511
Loan Advances	486	197	53	40	3,540
Subtotal Additions:	$3,674	$313	$1,037	$793	$155,051

Deductions:
Sales Proceeds	$367	$126	$4,597	$6,168	$16,089
Payments	1,989	1,715	532	990	8,540
Reviews	5,731	640	4,292	10,111	27,260
Upgrades	--	--	--	--	11,000
Partial C/Os w/Continuing TDRs	5,656	3,000	--	--	8,656
Charge-offs w/Loans Sold or Settled	251			2,946	3,253
Transfers to NPA	800	5,638	1,000	--	27,989
Subtotal Deductions:	$14,794	$11,119	$10,421	$20,215	$102,787

Net Increase / (Decrease)	($ 11,120)	($10,806)	($9,384)	($19,422)

% Increase / (Decrease) from Preceding Period	(10.8%)	(11.8%)	(11.6%)	(27.1%)

Period Ended Balance	$91,876	$81,070	$71,686	$52,264	$52,264

	As of December 31,			As of
(Dollars in thousands)	2011	2010	% Change	09/30/11	% Change

Loan Portfolio:
Commercial	$252,382	$218,600	15.5%	$229,651	9.9%
Real estate-one-to-four family residential:
Permanent first and second	246,420	269,514	-8.6%	261,171	-5.6%
Home equity loans and lines	126,530	131,397	-3.7%	125,409	0.9%
Total real estate-one-to-four family residential	$372,950	$400,911	-7.0%	$386,580	-3.5%
Real estate-multi-family residential	76,506	77,316	-1.0%	72,472	5.6%
Real estate-non-farm, non-residential:
Owner-occupied	460,773	464,368	-0.8%	466,432	-1.2%
Non-owner-occupied	672,137	674,448	-0.3%	659,871	1.9%
Total real estate-non-farm, non-residential	$1,132,910	$1,138,816	-0.5%	$1,126,303	0.6%
Real estate-construction:
Residential-owner-occupied	14,459	16,819	-14.0%	12,800	13.0%
Residential-builder	136,658	160,763	-15.0%	138,921	-1.6%
Commercial	175,300	187,028	-6.3%	171,922	2.0%
Total real estate-construction	$326,417	$364,610	-10.5%	$323,643	0.9%
Consumer	8,592	12,557	-31.6%	8,882	-3.3%
Farmland	2,573	2,418	6.4%	2,538	1.4%
Total loans	$2,172,330	$2,215,228	-1.9%	$2,150,069	1.0%
Less unearned income	3,311	3,195	3.6%	3,622	-8.6%
Less allowance for loan losses	48,729	62,442	-22.0%	49,405	-1.4%
Loans, net	$2,120,290	$2,149,591	-1.4%	$2,097,042	1.1%

(Dollars in thousands)	As of December 31, 2011
Residential, Acquisition, Development and Construction By County/Jurisdiction of Origination:	Total Outstandings	Percentage of Total	Non-accrual Loans	Non-accruals as a % of Outstandings	Net charge- offs as a % of Outstandings
District of Columbia	$5,632	3.7%	$--	--	--
Montgomery, MD	--	--	--	--	--
Prince Georges, MD	16,997	11.2%	10,075	6.7%	0.7%
Other Counties in MD	3,981	2.6%	--	--	--
Arlington/Alexandria, VA	29,009	19.2%	--	--	0.3%
Fairfax, VA	40,333	26.7%	826	0.5%	0.1%
Culpeper/Fauquier, VA	1,107	0.7%	362	0.2%	0.3%
Frederick, VA	3,730	2.5%	3,730	2.5%	1.7%
Loudoun, VA	16,721	11.1%	822	0.5%	0.8%
Prince William, VA	7,780	5.1%	--	--	0.8%
Spotsylvania, VA	174	0.1%	--	--	--
Stafford, VA	20,476	13.5%	2,664	1.8%	--
Other Counties in VA	2,013	1.3%	--	--	--
Outside VA, D.C. & MD	3,164	2.1%	--	--	--
	$151,117	100.0%	$18,479	12.2%	4.6%

(Dollars in thousands)	As of December 31, 2011
Commercial, Acquisition, Development and Construction				Non-accruals	Net charge-
	Total	Percentage	Non-accrual	as a % of	offs as a % of
By County/Jurisdiction of Origination:	Outstandings	of Total	Loans	Outstandings	Outstandings
District of Columbia	$2,250	1.3%	$--	--	--
Montgomery, MD	1,835	1.0%	--	--	--
Prince Georges, MD	12,490	7.1%	--	--	--
Other Counties in MD	2,192	1.3%	--	--	--
Arlington/Alexandria, VA	6,800	3.9%	641	0.4%	0.5%
Fairfax, VA	26,974	15.4%	2,800	1.6%	--
Culpeper/Fauquier, VA	3,020	1.7%	--	--	--
Frederick, VA	4,068	2.3%	--	--	--
Henrico, VA	905	0.5%	--	--	--
Loudoun, VA	23,034	13.1%	--	--	2.6%
Prince William, VA	55,960	31.9%	2,064	1.2%	1.2%
Spotsylvania, VA	1,740	1.0%	--	--	--
Stafford, VA	28,404	16.2%	--	--	--
Other Counties in VA	5,628	3.2%	--	--	--
Outside VA, D.C. & MD	--	--	--	--	--
	$175,300	100.0%	$5,505	3.1%	4.3%

(Dollars in thousands)	As of December 31, 2011
Non-Farm/Non-Residential				Non-accruals	Net charge-
	Total	Percentage	Non-accrual	as a % of	offs as a % of
By County/Jurisdiction of Origination:	Outstandings	of Total	Loans	Outstandings	Outstandings
District of Columbia	$91,606	8.1%	$--	--	--
Montgomery, MD	27,211	2.4%	--	--	--
Prince Georges, MD	58,814	5.2%	--	--	--
Other Counties in MD	48,268	4.3%	--	--	--
Arlington/Alexandria, VA	194,333	17.2%	--	--	--
Fairfax, VA	283,801	25.1%	986	0.1%	--
Culpeper/Fauquier, VA	3,363	0.3%	--	--	--
Frederick, VA	4,304	0.4%	--	--	--
Henrico, VA	22,181	2.0%	--	--	0.5%
Loudoun, VA	100,107	8.8%	104	0.0%	0.2%
Prince William, VA	196,864	17.4%	909	0.1%	--
Spotsylvania, VA	18,991	1.7%	--	--	--
Stafford, VA	21,361	1.9%	--	--	--
Other Counties in VA	52,158	4.6%	--	--	0.1%
Outside VA, D.C. & MD	9,548	0.8%	--	--	--
	$1,132,910	100.0%	$1,999	0.2%	0.8%

	As of December 31,			As of
(Dollars in thousands)	2011	2010	% Change	09/30/11	% Change

Investment Securities (at book value):
Available-for-sale (AFS):
U.S. government agency obligations	$ 523,987	$ 310,610	68.7%	$500,872	4.6%
Pooled trust preferred securities	456	430	6.0%	455	0.2%
Obligations of states and political subdivisions	68,621	63,463	8.1%	68,143	0.7%
	$ 593,064	$ 374,503	58.4%	$569,470	4.1%
Held-to-maturity (HTM):
U.S. government agency obligations	$ 3,763	$ 6,113	-38.4%	$4,260	-11.7%
Obligations of states and political subdivisions	28,129	31,145	-9.7%	28,835	-2.4%
	$ 31,892	$ 37,258	-14.4%	$33,095	-3.6%

Total Investment Securities	$ 624,956	$ 411,761	51.8%	$602,565	3.7%

Virginia Commerce Bancorp, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share data)
As of December 31,
(Unaudited)

	2011	2010
Assets
Cash and due from banks	$31,569	$36,932
Investment securities, AFS (fair value: 2011, $593,064; 2010, $374,502)	593,064	374,502
Investment securities, HTM (fair value: 2011, $34,431; 2010, $38,151)	31,892	37,259
Restricted stocks, at cost	11,214	11,751
Federal funds sold	--	10,455
Interest bearing deposits in other banks	51,000	--
Loans held-for-sale	18,485	10,049
Loans, net of allowance for loan losses of $48,729 in 2011 and $62,442 in 2010	2,120,291	2,149,591
Bank premises and equipment, net	11,413	12,000
Accrued interest receivable	10,007	10,003
Other real estate owned, net of valuation allowance of $6,517 in 2011, and $6,782 in 2010	8,925	17,165
Other assets	50,658	71,941
Total assets	$2,938,518	$2,741,648
Liabilities and Stockholders’ Equity
Deposits
Demand deposits	$337,937	$264,744
Savings and interest-bearing demand deposits	1,173,568	1,201,288
Time deposits	780,653	781,169
Total deposits	$2,292,158	$2,247,201
Securities sold under agreement to repurchase and federal funds purchased	263,273	152,726
Other borrowed funds	25,000	25,000
Trust preferred capital notes	66,570	66,314
Accrued interest payable	2,418	2,751
Other liabilities	5,328	2,062
Total liabilities	$2,654,747	$2,496,054
Stockholders’ Equity
Preferred stock, net of discount, $1.00 par, 1,000,000 shares authorized, Series A; $1,000.00 stated value; 71,000 issued and outstanding	$67,195	$65,445
Common stock, $1.00 par, 50,000,000 shares authorized, issued and outstanding 2011, 30,263,672 including 49,998 in unvested restricted stock issued; 2010, 28,962,935 including 9,335 in unvested restricted stock issued	30,214	28,954
Surplus	111,042	105,056
Warrants	8,520	8,520
Retained earnings	60,999	39,208
Accumulated other comprehensive income (loss), net	5,801	(1,589)
Total stockholders’ equity	$283,771	$245,594
Total liabilities and stockholders’ equity	$2,938,518	$2,741,648

Virginia Commerce Bancorp, Inc.
Consolidated Statements of Operations
(Dollars in thousands except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Interest and dividend income:
Interest and fees on loans	$31,562	$33,461	$126,706	$133,599
Interest and dividends on investment securities:
Taxable	2,986	2,919	12,163	12,641
Tax-exempt	593	587	2,370	2,043
Dividends on restricted stocks	95	89	382	356
Interest on federal funds sold	--	50	152	187
Interest on deposits in other banks	50	--	71	--
Total interest and dividend income	$35,286	$37,106	$141,844	$148,826
Interest expense:
Deposits	$5,860	$7,490	$26,038	$33,462
Securities sold under agreement to repurchase and federal funds purchased	1,094	990	3,953	4,012
Other borrowed funds	272	271	1,078	1,077
Trust preferred capital notes	958	1,244	3,973	4,946
Total interest expense	$8,184	$9,995	$35,042	$43,497
Net interest income	$27,102	$27,111	$106,802	$105,329
Provision for loan losses	3,639	7,056	14,849	20,594
Net interest income after provision for loan losses	$23,463	$20,055	$91,953	$84,735
Non-interest income:
Service charges and other fees	$873	$821	$3,303	$3,376
Non-deposit investment services commissions	337	302	1,390	831
Fees and net gains on loans held-for-sale	1,123	1,700	2,922	3,437
Gain on sale of securities	--	--	503	139
Impairment loss on securities	--	(128)	(732)	(1,647)
Other	140	126	759	1,485
Total non-interest income	$2,473	$2,821	$8,145	$7,621
Non-interest expense:
Salaries and employee benefits	$7,411	$6,751	$27,087	$24,990
Occupancy expense	2,420	2,417	9,426	9,951
FDIC insurance	961	1,324	4,355	5,277
Loss on other real estate owned	62	1,233	1,084	3,924
Franchise tax expense	779	720	3,105	2,875
Data processing expense	722	644	2,664	2,450
Other operating expense	3,497	3,215	11,994	11,643
Total non-interest expense	$15,852	$16,304	$59,715	$61,110
Income before taxes	$10,084	$6,572	$40,383	$31,246
Provision for income taxes	3,362	2,030	13,293	9,706
Net income	$6,722	$4,542	$27,090	$21,540
Effective dividend on preferred stock	$1,288	$1,251	$5,300	$5,003
Net income available to common stockholders	$5,434	$3,291	$21,790	$16,537
Earnings per common share, basic	$0.18	$0.11	$0.73	$0.60
Earnings per common share, diluted	$0.17	$0.11	$0.71	$0.57

Virginia Commerce Bancorp, Inc.
Consolidated Average Balances, Yields, and Rates
Three Months Ended December 31,
(Unaudited)

	2011			2010
		Interest	Average		Interest	Average
	Average	Income-	Yields	Average	Income-	Yields
(Dollars in thousands)	Balance	Expense	/Rates	Balance	Expense	/Rates
Assets

Securities (1)	$624,178	$3,881	2.55%	$406,243	$3,506	3.64%
Restricted stock	9,664	95	3.95%	11,752	89	3.06%
Loans, net of unearned income (2)	2,175,950	31,620	5.77%	2,241,720	33,461	5.93%
Interest-bearing deposits in other banks	73,678	50	0.27%	385	0	0.08%
Federal funds sold	0	0	0.00%	81,314	50	0.24%
Total interest-earning assets	$2,883,470	$35,646	4.90%	$2,741,414	$37,106	5.41%
Other assets	66,809			71,761
Total Assets	$2,950,279			$2,813,175

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$312,717	$364	0.46%	$340,856	$593	0.69%
Money market accounts	224,205	405	0.72%	168,790	454	1.07%
Savings accounts	645,394	1197	0.74%	713,964	2,283	1.27%
Time deposits	788,742	3,894	1.96%	794,684	4,160	2.08%
Total interest-bearing deposits	$1,971,058	$5,860	1.18%	$2,018,294	$7,490	1.47%
Securities sold under agreement to repurchase and federal funds purchased	256,502	1,094	1.69%	182,480	990	2.15%
Other borrowed funds	25,000	272	4.25%	25,000	271	4.25%
Trust preferred capital notes	66,536	958	5.64%	66,281	1,244	7.34%
Total interest-bearing liabilities	$2,319,096	$8,184	1.40%	$2,292,055	$9,995	1.73%
Demand deposits and other liabilities	351,128			272,813
Total liabilities	$2,670,224			$2,564,868
Stockholders’ equity	280,055			248,307
Total liabilities and stockholders’ equity	$2,950,279			$2,813,175
Interest rate spread			3.50%			3.68%
Net interest income and margin		$27,462	3.78%		$27,111	3.96%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $1.2 million and $1.0 million for the three months ended December 31, 2011 and 2010, respectively.

Virginia Commerce Bancorp, Inc.
Consolidated Average Balances, Yields, and Rates
Twelve Months Ended December 31,
(Unaudited)

	2011			2010
		Interest	Average		Interest	Average
	Average	Income-	Yields	Average	Income-	Yields
(Dollars in thousands)	Balance	Expense	/Rates	Balance	Expense	/Rates
Assets

Securities (1)	$499,996	$15,733	3.15%	$372,480	$14,684	4.12%
Restricted stock	$11,533	$382	3.32%	11,752	356	3.03%
Loans, net of unearned income (2)	2,176,439	127,020	5.84%	2,259,560	133,599	5.92%
Interest-bearing deposits in other banks	27,640	71	0.26%	249	0	0.09%
Federal funds sold	56,026	152	0.27%	79,882	187	0.23%
Total interest-earning assets	$2,771,634	$143,358	5.17%	$2,723,923	$148,826	5.50%
Other assets	79,176			79,140
Total Assets	$2,850,810			$2,803,063

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$318,448	$2,139	0.67%	$335,716	$2,971	0.89%
Money market accounts	205,058	1,948	0.95%	157,071	1,872	1.19%
Savings accounts	665,708	6162	0.93%	663,479	9,759	1.47%
Time deposits	782,435	15,789	2.02%	882,832	18,860	2.14%
Total interest-bearing deposits	$1,971,649	$26,038	1.32%	$2,039,098	$33,462	1.64%
Securities sold under agreement to repurchase and federal funds purchased	200,199	3,953	1.97%	183,338	4,012	2.19%
Other borrowed funds	25,000	1,078	4.31%	25,000	1,077	4.31%
Trust preferred capital notes	66,441	3,973	5.98%	66,186	4,946	7.47%
Total interest-bearing liabilities	$2,263,289	$35,042	1.55%	$2,313,622	$43,497	1.88%
Demand deposits and other liabilities	322,705			255,871
Total liabilities	$2,585,994			$2,569,493
Stockholders’ equity	264,816			233,570
Total liabilities and stockholders’ equity	$2,850,810			$2,803,063
Interest rate spread			3.62%			3.62%
Net interest income and margin		$108,316	3.91%		$105,329	3.90%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $4.2 million and $3.0 million for the twelve months ended December 31, 2011 and 2010, respectively.

CONTACT:
Virginia Commerce Bancorp, Inc.
Wilmer L. Tinley, Jr.
Interim Chief Financial Officer
703-633-6120
wtinley@vcbonline.com